Exhibit 99.1

LNB Bancorp, Inc. Shareholders Vote to Approve Merger with Northwest Bancshares Inc.

LORAIN, Ohio--(BUSINESS WIRE)--June 16, 2015--LNB Bancorp, Inc. (NASDAQ: LNBB) (“LNB” or the “Company”) today announced that its shareholders have voted to approve the previously announced merger of LNB with Northwest Bancshares Inc.

“I am pleased to report that our shareholders have approved the merger with Northwest, with 80% of the outstanding common shares in favor of the merger proposal,” commented Daniel E. Klimas, president & CEO of Lorain National Bank.

As announced previously on December 15, 2014, under the terms of the Merger Agreement, LNB Bancorp Inc. shareholders will be entitled to elect to receive either 1.461 shares of Northwest Bancshares, Inc. common stock or $18.70 in cash for each common share of LNB Bancorp, Inc., subject to an overall allocation of exchanged shares into 50% cash and 50% stock.

Shareholders can expect to receive election forms in July.

The companies expect to complete the merger on August 14, 2015, subject to the satisfaction of customary closing conditions. All regulatory approvals have been received.

The companies expect to begin providing information in July to LNB customers regarding the integration of LNB’s deposit and loan system and the conversion of LNB’s branches to Northwest Bank’s operating platform. Both are anticipated to be completed over the weekend of August 14, 2015, subject to completion of the merger.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.27 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and its Morgan Bank division serve customers through 21 retail-banking locations and 30 ATMs in Lorain, Erie, Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

About Northwest Bancshares, Inc.

Northwest operates 161 community banking offices in Pennsylvania, New York, Ohio and Maryland. Founded in 1896, Northwest is a full-service financial institution offering a complete line of personal and business banking products including commercial and small business loans, cash management services, oil, gas and mineral management services, employee benefits, investment management, insurance and trust. Northwest Bancshares, Inc. is the holding company of Northwest Bank and is listed on the NASDAQ Global Select Market as NWBI. Additional information about Northwest can be accessed online at www.northwest.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to: a worsening of economic conditions or slowing of any economic recovery, which could negatively impact, among other things, business activity and consumer spending and could lead to a lack of liquidity in the credit markets; changes in the interest rate environment which could reduce anticipated or actual margins; increases in interest rates or further weakening of economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans; market conditions or other events that could negatively affect the level or cost of funding, affecting the Company’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth, and new business transactions at a reasonable cost, in a timely manner and without adverse consequences; changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Act and rules and regulations that have been or may be promulgated under the Act); persisting volatility and limited credit availability in the financial markets, particularly if market conditions limit the Company’s ability to raise funding to the extent required by banking regulators or otherwise; significant increases in competitive pressure in the banking and financial services industries, particularly in the geographic or business areas in which the Company conducts its operations; limitations on the Company’s ability to return capital to shareholders, including the ability to pay dividends; adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions; general economic conditions becoming less favorable than expected, continued disruption in the housing markets and/or asset price deterioration, which have had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet; increases in deposit insurance premiums or assessments imposed on the Company by the FDIC; a failure of the Company’s operating systems or infrastructure, or those of its third-party vendors, or errors or fraudulent behavior of employees or third-parties, that could disrupt its business; risks that are not effectively identified or mitigated by the Company’s risk management framework; and difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the SEC.

In addition, expected cost savings, synergies and other financial benefits from the proposed merger with Northwest Bancshares might not be realized within the expected time frame and costs or difficulties relating to integration matters and completion of the merger might be greater than expected. The Company may have difficulty retaining key employees during the pendency of the merger. The requisite shareholder and regulatory approvals for the proposed merger might not be obtained.

The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
LNB Bancorp, Inc.
Peter R. Catanese, 440-244-7126
Senior Vice President